Exhibit 10.1

PROMISSORY NOTE

U.S. $4,000,000.00	June 29, 2007

FOR VALUE RECEIVED, TDS AMENITIES, INC, a Florida corporation and TDS TOWN HOMES (PHASE 2), LLC, a Florida limited liability company, with their principal addresses at 2460 Sand Lake Road, Orlando, Florida 32809 (collectively “Borrower”), hereby promises to pay to the order of CENTRAL FLORIDA VENTURES, L.L.C., a Florida limited liability company (“Lender”), with its principal address at 2460 Sand Lake Road, Orlando, Florida 32809, the principal sum of  FOUR MILLION DOLLARS ($4,000,000.00) or so much thereof as may be advanced from time to time, and interest accrued on the balance of principal from time to time outstanding, in United States currency, at the rates and at the times hereinafter described.

1. Term.  The term shall commence on the date set forth above (“Effective Date”) and shall expire in one (1) year from such date, at which time, all outstanding principal, accrued interest, changes and fees shall be due and payable.

2. Interest Rate.  The principal amount hereof outstanding from time to time shall bear interest from the date of disbursement until paid in full at THIRTEEN PERCENT (13%) per annum, compounded monthly.  Interest on the Loan shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

3. Payment Schedule.  A balloon payment of all principal and accrued, but unpaid interest due and shall be payable at the expiration of the one (1) year term of this Note.

4.  Late Charge.  Any installment not received within ten (10) days of when due, shall be subject to, and it is agreed that the Lender shall collect thereon a “late charge” in the amount of five percent (5%) of such delinquent installment.  Said “late charge” shall be immediately due and payable and shall be paid by the Borrower without notice or demand of the Lender.

5.  Prepayment.  The Borrower shall have the right to prepay all or any portion of the principal of this Note at any time without notice, premium or penalty for the privilege of such prepayment.  In the event of full prepayment, all accrued interest and other charges shall be paid at the same time as full principal prepayment.  Any partial prepayment shall be applied against the principal amount outstanding and shall not postpone the due date of any subsequent monthly installments or change the amount of such installments.

6.  Interest Limitation.  Interest payable under this Note or any other payment which would be considered as interest or other charge for the use or loan of money shall never exceed the highest rate allowed by law applicable to this loan to be charged by Lender.  If the interest or other charges collected or to be collected in connection with this loan exceed the permitted limits, then: (i) any such interest or loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (ii) any sums already collected from Borrower which exceeded permitted limits will be refunded.  The Lender may choose to make this refund by reducing the principal owed under this Note or by making a direct payment to Borrower.

7.  Events of Default.  The happening of any of the following events shall constitute a default after any cure period or notice required to Borrower: (a) failure of Borrower to pay any sums required hereunder; or (b) a default shall occur in any instrument securing this Note or in any other instrument executed in connection with the loan evidenced hereby.

8.  Acceleration.  If a default shall occur hereunder, then at the option of the Lender the entire principal sum then remaining unpaid and accrued interest shall immediately become due and payable without notice or demand, and said principal shall bear interest from such date at the highest legal rate permitted by law, from time to time, to charged by Lender; it being agreed that interest not paid when due shall, at the option of the Lender, draw interest at the rate provided for in this paragraph.  Failure to exercise the above options shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.  If this Note is payable upon demand, then no terms or provisions contained in this paragraph shall be deemed to alter the demand nature of this Note.

9.  Florida law.  This Note shall be construed according to the laws of the State of Florida.  It shall be enforceable in a Court having competent jurisdiction in Orange County, Florida.

10.  Waiver of Jury Trial.  BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT OF BORROWER OR LENDER OR ANY SUCCESSOR, ASSIGN OR OTHER PARTY CLAIMING THROUGH BORROWER OR LENDER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF EITHER OR ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS NOTE

BORROWER: TDS AMENITIES, INC., By: /s/ Malcolm J. Wright Malcolm J. Wright, President

TDS TOWN HOMES (PHASE 2), LLC, a Florida limited liability company
By:  Tierra del Sol Resort (Phase 2), Ltd., a Florida limited partnership, its manager
By:  TDS Management, LLC, a Florida limited liability company, its general partner

By: /s/ Malcolm J. Wright
Name:  Malcolm J. Wright
Title:    Manager